Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	May 20, 2014
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

NOTIFICATION OF UNTIMELY FORM 8-K FILING

Oak Valley Bancorp inadvertently failed to timely file a Form 8-K for the press release dated April 18, 2014 related to its operating results for the quarter ended March 31, 2014.  This press release serves solely as notification of the Form 8-K late filing and there are no revisions to the operating results that were presented in the press release dated April 18, 2014, which is included below.

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended March 31, 2014 consolidated net income available to common shareholders was $1,408,000, or $0.18 per diluted common share. This compared to consolidated net income of $1,300,000 and net income available to common shareholders of $1,232,000, or $0.16 per diluted common share for the same period a year ago.

Total assets were $687.6 million at March 31, 2014, an increase of $39.2 million, or 6.0%, over March 31, 2013. Gross loans increased by $32.5 million to $422.5 million as of March 31, 2014, an increase of 8.3% over March 31, 2013. The Bank’s total deposits were $616.0 million as of March 31, 2014, an increase of $35.8 million, or 6.2% over March 31, 2013.

Net interest income for the three months ended March 31, 2014 was $6.1 million, an increase of $255,000, or 4.4% over net interest income of $5.8 million for the same period last year. The net interest margin for the three months ended March 31, 2014 was 4.04%, compared to 4.05% for the same period last year.

“We are pleased to report another strong quarter of earnings and are excited about the momentum we’ve maintained with regard to lending activity following the strong finish in 2013. Our confidence in the growth potential and future opportunities in the communities we serve grows stronger every day,” stated Chris Courtney, President and CEO.

Non-interest expense for the quarter ended March 31, 2014 totaled $4.9 million, an increase of $242,000 or 5.2% over the same period of 2013. This was due in part to a modest increase in salaries and benefits, as full time equivalent staffing rose from 134 employees to 142, as of March 31, 2014 compared to March 31, 2013, as we added staff to support continued deposit and loan growth. Deposit servicing costs related to year-over-year increases in deposit accounts and corresponding transaction volume also contributed to the increase in non-interest expense. Non-interest income increased by $25,000 or 3.2% during the first quarter as compared to prior year, primarily due to service charge income from the increased volume of deposit accounts.

As of March 31, 2014 non-performing assets were $6.2 million or 0.90% of total assets, compared to $6.4 million or 0.99% of total assets as of March 31, 2013. There was no provision for loan losses during the three months ended March 31, 2014, compared to $100,000 during the same period last year. The allowance for loan losses totaled 1.80% of gross loans at March 31, 2014 compared to 1.99% at March 31, 2013.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2014	2013	2013	2013	2013

Net interest income	$6,104	$6,372	$6,030	$6,024	$5,849
Provision for loan losses	-	-	100	100	100
Non-interest income	810	812	866	818	785
Non-interest expense	4,881	4,668	4,619	4,734	4,639
Net income before income taxes	2,033	2,516	2,177	2,008	1,895
Provision for income taxes	625	809	672	634	595
Net income	1,408	1,707	1,505	1,374	1,300
Preferred stock dividends	-	-	-	-	68
Net income available to common shareholders	$1,408	$1,707	$1,505	$1,374	$1,232

Earnings per common share - basic	$0.18	$0.22	$0.19	$0.18	$0.16
Earnings per common share - diluted	$0.18	$0.22	$0.19	$0.18	$0.16
Dividends paid per common share	$0.10	$-	-	-	-
Return on average common equity	8.59%	10.47%	9.45%	8.48%	7.82%
Return on average assets	0.84%	1.01%	0.92%	0.86%	0.81%
Net interest margin (1)	4.04%	4.19%	4.12%	4.18%	4.05%
Efficiency ratio (2)	68.29%	63.05%	64.65%	67.17%	67.95%

Capital - Period End
Book value per common share	$8.40	$8.14	$7.99	$8.01	$8.10

Credit Quality - Period End
Nonperforming assets/ total assets	0.90%	0.48%	0.68%	0.65%	0.99%
Loan loss reserve/ gross loans	1.80%	1.83%	1.85%	1.94%	1.99%

Period End Balance Sheet
($ in thousands)
Total assets	$687,591	$671,853	$659,192	$644,230	$648,418
Gross loans	422,510	419,438	413,856	390,647	389,992
Nonperforming assets	6,164	3,256	4,495	4,189	6,439
Allowance for loan losses	7,615	7,659	7,669	7,570	7,743
Deposits	615,997	602,633	591,642	577,129	580,215
Common equity	67,824	64,517	63,379	63,457	64,098

Non-Financial Data
Full-time equivalent staff	142	136	135	134	134
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	8,071,355	7,929,730	7,929,730	7,924,730	7,914,730
Period average - basic	7,878,152	7,803,247	7,802,705	7,802,012	7,778,333
Period average - diluted	7,941,456	7,859,380	7,851,157	7,842,964	7,830,439

Market Ratios
Stock Price	$9.41	$8.37	$7.96	$7.67	$8.14
Price/Earnings	12.98	9.64	10.40	10.86	12.67
Price/Book	1.12	1.03	1.00	0.96	1.01

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.